Exhibit (d)(14)

AMENDMENT NO. 3

TO INVESTMENT SUB-ADVISORY AGREEMENT

(Thrivent Mutual Funds)

The parties hereto enter into this Amendment No. 3 to the INVESTMENT SUB-ADVISORY AGREEMENT dated as of February 28, 2007 (the “Agreement”), by and among Thrivent Asset Management, LLC (the “Adviser”), Thrivent Mutual Funds (the “Trust”) and Mercator Asset Management, L.P. (the “Sub-adviser”).

The Agreement is amended, effective as of January 1, 2016, as follows:

1.	Schedule I to the Agreement is hereby deleted in its entirety and replaced with Exhibit A to this Amendment.

Except as modified herein, all terms and conditions of the Agreement remain in full force and effect.

THRIVENT ASSET MANAGEMENT, LLC

By:	/s/ Russell W. Swansen
Name:	Russell W. Swansen
Title:	President

THRIVENT MUTUAL FUNDS

By:	/s/ David S. Royal
Name:	David S. Royal
Title:	President

MERCATOR ASSET MANAGEMENT, L.P.

By:	/s/ James E. Chaney
Name:	James E. Chaney
Title:	President, JXC CORP. General Partner

EXHIBIT A

Schedule I

Dated as of January 1, 2016

Sub-advisory Fees

Thrivent Partner Worldwide Allocation Fund

Annual Rate of Average Daily Net Assets

Managed by the Sub-adviser:

First	$25 Million	0.70%
Next	$25 Million	0.60%
Next	$250 Million	0.50%
Next	$200 Million	0.40%
Over	$500 Million	0.20%

*	Solely for purposes of calculating the fees payable under this Fee Schedule, the value of the average daily net assets of Thrivent Partner Worldwide Allocation Fund that are subject to the Sub-adviser’s investment discretion shall be aggregated with the value of the average daily net assets of Thrivent Partner Worldwide Allocation Portfolio that are subject to the Sub-adviser’s investment discretion.